Exhibit 99.2

Sachem Capital Corp. NYSEAM:SACH

FQ1 2025 Earnings Call Transcripts

Thursday, May 1, 2025 12:00 PM GMT

S&P Global Market Intelligence Estimates

	-FQ1 2025-			-FQ 2025-	-FY 2025-	-FY 2026-
	CONSENSUS	ACTUAL	SURPRISE	CONSENSUS	CONSENSUS	CONSENSUS
EPS (GAAP)	(0.06)	0.00	NM	(0.06)	(0.20)	NA
Revenue (mm)	11.67	11.44	(1.97%)	11.29	44.94	NA

Currency: USD

Consensus as of Apr-03-2025 11:35 AM GMT

		- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ2 2024	0.12	(0.09)	NM
FQ3 2024	0.10	(0.13)	NM
FQ4 2024	(0.47)	(0.76)	NM
FQ1 2025	(0.06)	0.00	NM

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Contents

Table of Contents
Call Participants	........................................................................................................................................................	3
Presentation	........................................................................................................................................................	4
Question and Answer	........................................................................................................................................................	7

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

Call Participants

EXECUTIVES

Jeffery C. Walraven

Interim CFO & Director

John L. Villano

Founder, Chairman, President & CEO

Unknown Executive

ANALYSTS

Christopher Whitbread Patrick Nolan

Ladenburg Thalmann & Co. Inc., Research Division

Gaurav Mehta

Alliance Global Partners, Research Division

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

Presentation

Operator

Greetings, and welcome to the Sachem Capital Corp. First Quarter 2025 Earnings Conference Call. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to hand it over to Investor Relations. Thank you. You may begin.

Unknown Executive

Good morning, and thank you for joining Sachem Capital Corp.'s First Quarter 2025 Earnings Conference Call.

On the call from Sachem Capital today is Chief Executive Officer, John Villano, CPA; and Interim Chief Financial Officer, Jeff Walraven.

This morning, the company announced its operating and financial results for the quarter ended March 31, 2025. The press release is posted on the company's website, www.sachemcapitalcorp.com. In addition, the company filed its Form 10-Q today, which can be accessed on the company's website as well as the SEC's website at www.sec.gov.

As a reminder, remarks made on today's conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company's results, please refer to our earnings release for this quarter and to our most recent SEC filings.

During this call, the company will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and the reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings.

With that, I'll turn the call over to John.

John L. Villano

Founder, Chairman, President & CEO

Thank you, and thanks to everyone for joining us today.

We will begin by reviewing our operating and financial results for the first quarter and discuss the future as we continue working towards growing our lending platform and restoring bottom line profits to the company. The difficulties of last fall, coupled with our desire to protect our balance sheet from non-accretive finance, set the stage for stability this quarter and further illuminated the path of our recovery into the second quarter of 2025. We continue to search for accretive capital to build our business. And as of today, we have 2 signed term sheets with well-respected lenders. We will keep you informed of our progress on these financing transactions.

In 2025, our portfolio is now performing as expected. As stated during our last earnings call, our post-COVID loan fundings are performing famously. While we still have $153 million of non-performing loans or $124 million of NPLs net compared to $103 million of non-performing loans net as of December 31, 2024, we did not incur any material incremental markdowns during the quarter. The net increase in NPLs was due to our Naples, Florida mortgage, moving from performing to non-performing during the quarter as well as other loans totaling $25 million.

Further, significant progress has been made as we continue to work through all problem assets. We realized a significant part of our dividend growth plan is directly tied to unlocking our non-performing loans. As of March 31, our book value stood at $2.57 per share, down less than 3% from year-end 2024. Further, we have successfully diversified our business model and cash flow sources through 2 successful partnerships. These partnerships not only add stability to our income, but create opportunities for further growth.

Urbane New Haven brings expertise in real estate development and construction services and oversees our construction loan servicing and asset management. Additionally, they have added significant expertise to further enhance our underwriting guidelines as well as our construction service policies and procedures. Together, our target is to build a pipeline of development projects where we can better control risk and returns, and Sachem can benefit from interest on invested capital and potential asset appreciation over time.

As I mentioned on our last call, we currently have 4 urban real estate development projects underway, 1 in Westport, Connecticut and 3 in Coconut Grove, Florida. We will continue to provide updates as these projects advance toward completion and lease-up. Second, Shem Creek Capital, a commercial real estate finance platform that provides debt capital solutions to multifamily, workforce housing and industrial real estate owners, aligns with our focus on multifamily housing as a strong credit product, especially in the current high-cost environment where producing new residential supply is increasingly challenging and homeownership is less affordable.

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

The Shem partnership allows us to participate in multifamily finance, with strong borrower sponsorship while earning great risk- adjusted returns. Prior to Shem, this market was not available to us due to our elevated cost of capital. At March 31, 2025, we invested an aggregate of $51.4 million in projects managed by Shem Creek through 6 investment funds and the funds manager. In the first quarter, these investments generated approximately $2 million in revenue, representing an attractive low-risk double-digit yield.

Turning to the macro environment. Our industry continues to face a wide range of headwinds. Ongoing tariff uncertainty has contributed to renewed volatility in the financial markets, making cost projections and incremental capital sources less predictable. Further, many real estate construction projects will be affected by increased costs from materials and supplies originating from outside of the U.S. We do expect product shortages resulting from supply chain issues. Expectations are for interest rates to decline during 2025. However, rates remain elevated as the markets look for stability moving forward.

While the volume of real estate transactions is gradually recovering, it's still well below the levels we saw in the immediate post- pandemic period. Pricing for many property types and across many markets continues to trend downward as buyers struggle with high real estate costs and costly financing. Also, restrictive bank lending policies are still limiting the amount of capital our borrowers can access for takeout financing. While these challenges persist, they also create meaningful opportunities for Sachem. Considering the constraints in the broader lending markets, our pipeline of new origination opportunities remains robust and well beyond what we have the capacity to take on today.

We will continue to stay highly selective in pursuit of new loans, and we will remain focused on single-family and multifamily residential assets in growing markets where market fundamentals remain strong. Our underwriting process continues to pursue highly experienced and creditworthy sponsors. As I stated earlier, our ability to work through the remaining $124 million of net NPLs on our book can unlock significant capital to drive earnings and cash flow growth. Our success in this area will directly benefit our earnings and increase dividends to our shareholders. We will continue to seek incremental sources of accretive capital to strengthen our balance sheet and support further growth. We are very excited with the opportunity ahead.

And I will now turn the call over to Jeff.

Jeffery C. Walraven

Interim CFO & Director

Thank you, John.

I'll walk you through Sachem Capital's financial highlights for the first quarter ended March 31, 2025. Starting with revenues. Total revenue for the first quarter was $11.4 million compared to $16.8 million for the same period in 2024. The 31.9% decrease primarily reflects the cumulative effect of fewer loan originations over the past 15 months, resulting in a compression in our earning unpaid principal loan balance portfolio alongside elevated levels of non-performing loans and conversion of loans through foreclosure to real estate owned. On a positive note, income from our preferred membership in Shem Creek LLC investment earnings increased approximately 71.7% as compared to the first quarter of 2024.

Turning to expenses. Total operating expenses were $10.4 million, down from $12.5 million in the prior year's quarter, a 16.9% reduction. The primary drivers were lower interest and amortization expenses due to the repayment of $58.2 million in unsecured retail notes in 2024, as well as reductions in compensation and employee benefits and credit loss provisions.

On net results, this resulted in GAAP net income of $0.9 million and after payment of the Series A Preferred Stock dividends of $1.1 million, net loss attributable to common shareholders was $0.2 million or $0.00 per share compared to $3.6 million of income, or $0.08 per share for the first quarter of 2024. On balance sheet position, total assets were $491.4 million, nearly flat compared to $492 million at December 31, 2024. Total liabilities increased just slightly to $312.1 million, mainly due to higher repurchase agreements, partially offset by reductions in lines of credit and accounts payable.

Our outstanding debt at March 31 was $306 million. This resulting in total asset to total liability coverage of 1.57x. Our shareholders' equity stands at $179.3 million, resulting in debt-to-equity ratio of 1.7x, or 62.3% debt and 37.7% equity. On book value, as John mentioned earlier, our book value was very stable in the quarter as expected. Book value per common share at March 31, 2025, was $2.57. This is down from $2.64 at year ended 2024. This $0.07 decrease was nearly solely driven by $3.5 million in preferred and common dividends paid during the first quarter that is in excess of book net earnings.

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

The stability of our book value demonstrates the work we continue to complete to resolve delinquencies, sell non-performing loans and clear REO off our books. While the market continues to evolve, impacting the entire industry, we are confident that the major issues are behind us as we look to return to growth.

On liquidity and capital resources, cash and cash equivalents increased to $24.4 million from $18.1 million at the start of the year. During the first quarter, we closed on a replacement credit facility with Needham Bank. This facility is nearly identical to the previous credit facility and provides for up to $50 million of committed available liquidity for Sachem at an attractive interest rate, subject to an assigned and pledged borrowing base assets. We continue to maintain solid liquidity, with a focus on prudent management of debt maturities and funding requirements.

Specifically with regard to our $56 million in retail notes coming due in September, while we would expect to be able to fully repay the notes from drawdowns from our existing credit facilities and retained cash on hand from principal repayments from our mortgage loans, we are in advanced stages of definitive document negotiation on 2 separate credit facilities, one of which will have committed term loan funds available to us that would provide proceeds to repay, replace the maturing bond principal, avoiding any additional balance sheet and loan portfolio compression.

On dividends, I'll first note, we declared and paid our first quarter 2025 dividend during March of 2025. Our Board regularly evaluates our dividend distribution policy on an ongoing basis, balancing our operational performance, federal tax requirements and the importance of maintaining long-term financial flexibility. As a reminder, going forward, the company has aligned the timing of its common dividend declarations and payments to be in line with the timing of our Series A Preferred Stock dividends, therefore, occurring in March, June, September and December.

I will now turn the call back to John for closing comments.

John L. Villano

Founder, Chairman, President & CEO

Thanks, Jeff.

We are excited with our recent performance, and believe Sachem is positioned to be a market leader in small balance real estate finance. We look forward to resolving our remaining NPLs to unlock capital for growth and accessing new sources of accretive capital to refill our loan pipeline. While our recovery is well underway, more time is needed to be fully back on track. We will continue to manage our business, grow book value and our dividend, with the ultimate goal to produce value for our shareholders. Thank you. And we will now open the call to questions from our analysts.

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

Question and Answer

Operator

[Operator Instructions] The first question is from Gaurav Mehta from Alliance Global Partners.

Gaurav Mehta

Alliance Global Partners, Research Division

I wanted to follow up on your comments around 2 term sheets with different lenders and just wanted to get some details. So if you were to execute on those 2 term sheets, so that would provide funds to address the upcoming debt maturity? Or would that provide more funds than that to maybe allocate towards loan originations?

John L. Villano

Founder, Chairman, President & CEO

Gaurav, the facility that you're talking about comes in 2 components. There is an initial funding and a delayed draw. The initial funding will provide some working capital for us to build our business. The second -- the delayed draw will provide funds directly related to the payment of the unsecured notes in September.

Gaurav Mehta

Alliance Global Partners, Research Division

Okay. So it's not like -- it won't be like a note. It's going to be like a credit line, right?

John L. Villano

Founder, Chairman, President & CEO

No, it is a term note, a term note.

Jeffery C. Walraven

Interim CFO & Director

Gaurav, I'll add real quick. Gaurav, one of the 2 is the term, as John just described, and we're reserving a portion of that to avoid balance sheet compression via the delayed draw. The other facility is a new facility similar to like a Churchill and others that would provide other growth on kind of really a direct match of use of those funds for growth assets. So, there is a significant component of the 2 facilities that is related to give us expansionary growth, while a portion of the one is protection, basically liquidity protection against the -- from a compression perspective on the redemption of the bond in September.

Gaurav Mehta

Alliance Global Partners, Research Division

Okay. Understood. Maybe on the macro environment, you touched upon some headwinds in the market. I was wondering if you would maybe comment on what you guys saw in April in the loan market as far as credit spreads and loan origination opportunities.

John L. Villano

Founder, Chairman, President & CEO

Yes. And you've heard me say this countless times, we are never at a loss for opportunity. We have a significant pipeline. As we discussed, we have more opportunities than we have capital available. Seems to be the nature of our business. The significant pricing differences that we are noticing is single-family and multifamily are commanding better pricing. There is a push in the world today where they are the most sought-after asset class in our industry. So, lenders are aggressive.

With respect to mixed-use development, residential with a retail component on the first floor, we're able to really maintain our standard pricing, which is 12% and 2%, 12% interest, 2% origination. And if there's a construction component, we still continue to get our construction service fee. And we expect to see further rate compression in the single-family, multifamily space. Again, it's just a preferred asset class and a good portion of the industry's capital is flowing into that area.

Operator

The next question is from Christopher Nolan from Ladenburg Thalmann.

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

Christopher Whitbread Patrick Nolan

Ladenburg Thalmann & Co. Inc., Research Division

On the new facilities that you guys mentioned, are they fixed rate? Or would you benefit if interest rates were cut?

John L. Villano

Founder, Chairman, President & CEO

We would benefit if rates are cut on one of the facilities. Our delayed draw facility will be a fixed rate.

Christopher Whitbread Patrick Nolan

Ladenburg Thalmann & Co. Inc., Research Division

Great. And then what sort of advance rates are you getting on these various facilities, including Churchill?

John L. Villano

Founder, Chairman, President & CEO

Up until recently, Churchill was kind of all over the board, and they seem to have stabilized a bit. We are getting between 60% and 70% advance rates. They are becoming a little more specific with asset type and quality. One of our potential facilities could have advance rates up to 75% or 80%, which is very attractive to us, but it's a very specific asset class. It will be resi and multifamily specifically. The delayed draw facility has a lot more flexibility with advance. In our world, we're at 70% LTV. So, we're getting much less than the amount needed to close these things. So, we have to maintain our liquidity to do this. So, we're basically getting, in most cases, 70% on 70. So it sucks up our cash pretty quick, but it does give us a nice amount of leverage and it does work with our loan covenants at 1.5x.

Christopher Whitbread Patrick Nolan

Ladenburg Thalmann & Co. Inc., Research Division

And then what do all these change -- I mean, I know the baby bonds impose leverage limits on you guys. As those mature and pay off, should we expect the leverage levels of the balance sheet to start to go up or stay around current levels?

John L. Villano

Founder, Chairman, President & CEO

That's an interesting question. Our new facilities, specifically one of our facilities will have a 1.5x asset coverage ratio. Jeff, if you'd like to expand on that? It does look like we're going to be tied to a 1.5x asset coverage ratio going forward.

Jeffery C. Walraven

Interim CFO & Director

Yes. Still for -- at the collateral level, as John has mentioned, it's at 1.5x. I mean, even when you do look at the baby bonds, the last -- the maturity of the baby bonds, we have the 9/30 maturity. Our next maturity is out at 12/31 of '26. And then we have a first quarter, second quarter and third quarter maturity in '27. So, unless we were to do some kind of financing even just relative to the baby bonds, we have the 1.5x coverage on those bond debentures all the way out to June 30 of '27. So, sans an early payoff of or redemption of those bonds.

Operator

This concludes the question-and-answer session and today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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SACHEM CAPITAL CORP. FQ1 2025 EARNINGS CALL MAY 01, 2025

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